Exhibit 99

FOR IMMEDIATE RELEASE

Contact:	Thomas Stienessen
Chief Executive Officer
(507) 387-2265

NORTHERN STAR FINANCIAL, INC. REPORTS

FOURTH QUARTER RESULTS

MANKATO, Minnesota (September 20, 2002) - Northern Star Financial, Inc. (NASDAQ/OTC BB: “NSBK”) today announced results for the Company and its wholly owned subsidiary Northern Star Bank for the fourth quarter and for the fiscal year ending June 30, 2002.

Northern Star Financial, Inc., reported a consolidated net loss of  $519,090 in the fourth quarter and $1,088,316 for the fiscal year ended June 30, 2002 compared with a net profit of $16,078 in the fourth quarter and net loss of $91,015 of fiscal year ended June 30, 2001.  The basic loss per share was $ (1.08) for the fourth quarter and $(2.27) per share during fiscal year 2002,compared with a basic profit per share of $ .03 in the fourth quarter and a loss of $(0.21) per share during fiscal year 2001.

The decrease in operating performance was primarily due to expenses incurred in connection with the Company’s expansion into the St. Cloud market, establishment of loan loss reserves established and expenses incurred in connection with three pending legal actions that arose out of the personal business affairs of a former Company and Bank Director.

Northern Star Bank’s total assets increased by 24% or $9.44 million for the fiscal year ending June 30, 2002.  The Bank’s Allowance for Loan Losses stood at 1.93% of total loans outstanding as of June 30, 2002. In addition, Northern Star Bank’s risk based capital level was 11.46% of risk based assets, an amount in excess of the current regulatory requirement of 10.00%.

The Company commenced operations on January 25, 1999 as a bank holding company whose subsidiary provides financial services.  Northern Star Bank’s business is that of a financial intermediary and consists primarily of attracting deposits from the general public and using such deposits, together with borrowings and other funds, to make secured and unsecured loans to business and professional concerns and mortgage loans secured by residential real estate and other consumer loans.

NORTHERN STAR FINANCIAL SUMMARY FINANCIAL DATA

                The following table summarizes certain historical financial data of Northern Star Financial, Inc. and wholly owned subsidiary Northern Star Bank on a consolidated basis as of and for the three months and year ended June 30, 2002.

	For The Three Months Ended June 30,		As Of and For The Year Ended June 30,
	2002	2001	2002	2001
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Statement of Income:
Interest income	$668,579	$683,054	$2,742,799	$2,515,060
Interest expense	400,898	497,377	1,807,000	1,689,183
Net interest income	267,681	185,677	935,799	825,877
Provision for loan losses	433,775	5,000	785,075	57,514
Other non-interest income	104,230	122,456	445,478	261,168
Non-interest expense	457,226	287,055	1,684,518	1,120,546
Income (loss) before income tax expense	(519,090)	16,078	(1,088,316)	(91,015)
Income tax expense (benefit)	—	—	—	—
Net income (loss)	$(519,090)	$16,078	$(1,088,316)	$(91,015)
Balance Sheet:
Assets			$48,572,537	$39,134,734
Allowance for loan losses			661,170	234,989
Deposits			39,589,728	32,817,064
Stockholders’ equity			1,923,663	2,981,584

Per Share Data:
Net income (loss) — basic	$(1.08)	$0.03	$(2.27)	$(0.21)
Net income (loss) — diluted	$(1.08)	$0.03	$(2.27)	$(0.21)
Book value			$4.01	$6.22

Other Data
Average shares outstanding — basic	479,506	473,802	479,506	439,119
Average shares outstanding — diluted	479,506	473,802	479,506	439,119